EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter and Updated Investor Presentation

WHITE PLAINS, N.Y., Oct. 10, 2008 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) announced today that the company has posted its monthly newsletter and updated investor presentation on its corporate website, www.fifthstreetfinance.com.

Fifth Street Finance Corp. Monthly Newsletter

October 2008

State of the Credit Market

Against the backdrop of greatly reduced M&A activity, transactions are being completed at lower leverage multiples and with a higher equity percentage in the capital structure. Average debt-to-EBITDA levels, which in the second quarter of 2007 reached as high as 7.4x, have now fallen almost 40% to 4-4.5x. In addition, we have seen much better pricing on the transactions that fit our investment criteria, as a result of being one of only a few available debt providers in the market. In the rare cases that we were not able to be competitive on a transaction, the seller or the private equity sponsor decided to complete the financing themselves and close the deal with all equity, rather than go with another lender.

Following the demise of the CDO/CLO market, many senior lenders disappeared from the scene, having lost the ability to sell the paper they originated. Recently, however, we have seen some traditional senior lenders show a desire to get back in the market and start lending again, in an effort to rebuild their earnings and balance sheet. We believe the efforts by the government to shore up the financial system will take effect in our market in the medium term, probably towards the second half of 2009.

Investment Activity

During the three months ended September 30, 2008, we invested $71.3 million (including $7.5 million of unfunded commitments) across four new and two existing portfolio companies. This is consistent with our history of $25 to $75 million of originations per quarter. We are excited to report the beginning of new partner relationships with premier private equity firms.

At September 30, 2008, our portfolio consists of investments in 24 companies. We completed 100% of these investments in connection with an investment by a private equity sponsor. Those investments at cost consisted of 38% first lien loans, 59% second lien loans, and 3% equity investments. Our average portfolio company investment at cost was approximately $12.4 million at September 30, 2008.

Portfolio Update

Fifth Street's portfolio continues to be well positioned for a recessionary environment due to the fact that a majority of our investments were underwritten during the credit dislocation period. All of our investments are structured with significant cash plus opening revolver availability, substantial new equity contributions and conservative leverage. Our adherence to such strict underwriting guidelines has enabled us to invest in a portfolio of companies that are sufficiently capitalized and properly managed to navigate the current economic environment. Fifth Street continues to have no non-performing loans in the portfolio.

Looking ahead to the next few quarters our sense is that economic activity is likely to weaken, which would provide for further strain on some of our companies. We monitor all situations carefully and remain optimistic that we will be able to weather the tough economic climate on the strength of our portfolio management expertise.

Firm Update

We would like to announce the following exciting news about Fifth Street's team:

Marc Goodman has assumed the position of Chief Investment Officer of the Investment Advisor. Mr. Goodman, also a Partner of our Investment Advisor, joined Fifth Street in 2004. Mr. Goodman has over 18 years of experience advising on, restructuring, and negotiating investments. Prior to joining Fifth Street, Mr. Goodman was a partner at several consulting firms that provide management and financial advisory services to distressed companies. This includes 10 years at the law firm of Kramer, Levin Naftalis, & Frankel LLP in their bankruptcy division. Mr. Goodman graduated from Cardozo Law School and has a B.A. in Economics from New York University.

Juan Alva has assumed the position of Head of Originations of the Investment Advisor. Mr. Alva joined the firm in January 2007 as a Partner of our Investment Advisor and head of the Western Region. From 1993 to 2000, Mr. Alva worked at Goldman, Sachs & Co., in its investment banking division, focusing on mergers & acquisitions and corporate finance transactions. Mr. Alva was also chief financial officer of ClickServices.com, Inc., a software company, from 2000 to 2002, and most recently, from 2003 to 2006, he was a senior investment banker at Trinity Capital LLC, a boutique investment bank focused on small-cap transactions. Mr. Alva graduated from the University of Pennsylvania with a B.S. from the Wharton School and a B.S.E. from the School of Engineering and Applied Science.

Fifth Street is also proud to welcome the following additions to the team:

Jonathan Miller joined the Investment Advisor in September 2008 as Director of East Coast Origination. At Fifth Street, Mr. Miller is working with the origination team focusing on expanding our network and relationships on the East Coast. Mr. Miller has over 10 years of experience originating, structuring and executing debt financings for financial sponsors and corporations in connection with leveraged buyouts, corporate acquisitions, recapitalizations and capital structure refinancing. Prior to joining Fifth Street, Mr. Miller worked at Bear, Stearns & Co. Inc., most recently as a Managing Director in the leveraged finance group. Mr. Miller holds a MBA from the Wharton School of The University of Pennsylvania and a BS in Accounting from the Leonard N. Stern School of Business at New York University.

Steve Noreika joined the Investment Advisor in September 2008 as Controller. At Fifth Street, Mr. Noreika will be involved in monitoring the financial performance of the business and tracking daily transactions and cash flow for Fifth Street Finance Corp. He will also manage the monthly close process and prepare monthly, quarterly and yearly financial statements. Mr. Noreika will be the liaison to the bank contacts, external auditors and tax advisors. Prior to joining Fifth Street, Mr. Noreika was the manager of internal financial reporting at Time Warner, Inc. where he worked on all aspects of financial reporting, financial systems design and implementation. Mr. Noreika also worked at Marcum & Kliegman, LLP where he was responsible for audit, review and tax engagements for clients in various industries, prominently financial services, real estate, new media and entertainment. Mr. Noreika is a New York Certified Public Accountant and holds a Bachelors of Business Administration from Pace University.

Kyde Sharp joined the Investment Advisor in June 2008 as an Associate. At Fifth Street, Mr. Sharp will process and execute investments, evaluate and analyze potential investment opportunities, and perform and coordinate legal and underwriting due diligence. Prior to joining Fifth Street, Mr. Sharp worked at a boutique litigation firm in Washington DC where he focused on securities law and dispute resolution. Mr. Sharp recently graduated with a MBA from the Wharton School of the University of Pennsylvania. He also holds a JD from Fordham Law School.

Additionally, the Investment Advisor expanded its Analyst Program with the additions of Lucia Kim, Robert Ippolito, George Purrington, Samantha Shapiro, and Jessica Tannenbaum. They will be involved in supporting all aspects of the investment process at the firm.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Fifth Street Finance Corp.'s prospectus, dated June 11, 2008. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com